Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES PLAN TO SEPARATE U.S. DOWNSTREAM

BUSINESS INTO INDEPENDENT COMPANY AND AUTHORIZATION OF A $2.50 PER

SHARE SPECIAL DIVIDEND AND $1 BILLION SHARE BUYBACK PROGRAM

EL DORADO, Arkansas, October 16, 2012 – Murphy Oil Corporation (NYSE:MUR) (“Murphy”) announced that its Board of Directors has approved a plan to spin off to its stockholders its U.S. downstream subsidiary, Murphy Oil USA, Inc. (“Murphy USA”), into an independent and separately traded company, and has also authorized a special dividend of $2.50 per share for a total dividend of approximately $500 million and a share buyback program of up to $1 billion of the company’s shares of common stock. Murphy also reaffirmed the plan to divest the U.K. downstream operations and stated that it is continuing to review possible options with respect to selected assets.

Spin-off to Create Two Distinct Companies

Murphy believes that creating two publicly traded companies would offer a number of advantages:

•	Each business would focus on its strategic priorities with financial targets that best fit its own market and opportunities;

•	Each business would be able to allocate resources and deploy capital in a manner consistent with its priorities; and

•	Investors, both current and prospective, would be able to value the two businesses based on their respective financial characteristics and make investment decisions based on those characteristics.

Murphy USA

Murphy USA will continue to be a flexible, low-price, high volume fuel seller with key strategic relationships and experienced management. Murphy USA’s business will consist of retail marketing of petroleum products and convenience merchandise through a large chain of retail gasoline stations. Additionally, Murphy USA’s assets will include seven product distribution terminals and two ethanol production facilities in North Dakota and Texas.

Murphy

Murphy will become an independent exploration and production company with principal activities focused in the United States, Canada and Malaysia. The Company will continue its exploration program and offshore development projects complemented by predictable growth in its North America onshore businesses primarily in the Eagle Ford Shale and Seal areas. The United Kingdom downstream operations will remain with Murphy until such time as these assets are fully divested.

Spin-off

The spin-off of Murphy USA will be subject to customary conditions, including confirmation of the tax free nature of the transaction and receipt of customary regulatory approvals. The spin-off will be effected through a distribution of the shares of Murphy USA pro rata to all Murphy stockholders as of a record date to be established by Murphy’s Board of Directors. The spin-off of Murphy USA is expected to be finalized in 2013.

Special Dividend and Share Buyback

The Board of Directors of Murphy also approved a special dividend of $2.50 per share for a total dividend of approximately $500 million. The dividend is payable on December 3, 2012 to holders of record as of November 16, 2012. This is in addition to the dividend of $0.3125 per share previously announced and also payable on December 3, 2012 to holders of record on November 16, 2012.

Furthermore, the Board of Directors has authorized a share repurchase program of up to $1 billion of the company’s shares of common stock. Murphy may utilize a number of different methods to effect the repurchases, including but not limited to, open market purchases, accelerated share repurchases and negotiated block purchases, and some of the repurchases may be effected through Rule 10b5-1 plans. The timing and amount of repurchases will depend upon several factors, including market, financing and business conditions, and the repurchases may be discontinued at any time.

“Today’s announcements are consistent with our commitment to creating value for shareholders,” commented Claiborne Deming, Chairman of the Board of Murphy. With regard to the spin-off, he added: “Separating these two businesses will allow each to unlock its own potential for growth. We have built two strong but distinct businesses. Murphy will be a pure-play exploration and production company with strong returns and attractive investment opportunities, while Murphy USA will be a leading retailer with over 1,100 retail gasoline outlets. Given its existing positioning in the market, I am confident that Murphy USA will continue to grow the business and drive shareholder value.”

Steven Cossé, Murphy’s President and Chief Executive Officer, said, “We look forward to these two separate well positioned companies growing and prospering in their respective industries.” Cossé added, “Our strong balance sheet provides the opportunity to enhance value to our shareholders through this special dividend and share repurchase program.”

All investors, analysts, media, employees and the general public are invited to access the Company’s conference call to discuss this announcement on Tuesday, October 16, at 9:00 a.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via telephone by dialing 1-888-378-4350. The telephone reservation number for the call is 8483705. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through October 22 by calling 1-888-203-1112 and using the same reservation number shown above. Audio downloads of the conference will be available on Murphy’s Web site through November 16 and via Thomson StreetEvents for their service subscribers.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to separate its U.S. downstream business, to pay a special dividend, to repurchase shares of its common stock and to divest its U.K. downstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a failure to obtain assurances of anticipated tax treatment, a deterioration in the business or prospects of Murphy or Murphy USA, adverse developments in Murphy or Murphy USA’s markets, adverse developments in the U.S. or global capital markets, credit markets or economies generally or a failure to execute a sale of the U.K. downstream operations on acceptable terms. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.